UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    CASCADE MICROTECH, INC.

(Name of Registrant as Specified In Its Charter)

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The purpose of this supplemental information is to update the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement on Form S-4, file No. 333-210549 (as amended, the “Registration Statement”) filed by FormFactor, Inc. (“FormFactor”) with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on May 19, 2016, and the definitive proxy statement/prospectus filed by Cascade Microtech, Inc. (“Cascade Microtech”) with the SEC on May 20, 2016, in each case concerning the Agreement and Plan of Merger, dated as of February 3, 2016 (the “Merger Agreement”), by and among FormFactor, Cascade Microtech and Cardinal Merger Subsidiary, Inc. (“Merger Sub”). The Proxy Statement/Prospectus was first mailed to the shareholders of Cascade Microtech on May 23, 2016.

As disclosed on page 91 of the Proxy Statement/Prospectus, the lawsuit captioned Solak v. Cascade Microtech, Inc., et al., No. 16CV11809 was filed in Multnomah County Circuit Court in Oregon following the announcement of the execution of the Merger Agreement against Cascade Microtech, members of Cascade Microtech’s board of directors, FormFactor and Merger Sub (the “Defendants”).

On June 13, 2016, the parties to the Solak lawsuit entered into a memorandum of understanding (the “Memorandum of Understanding”) with respect to a proposed settlement of the Solak lawsuit, pursuant to which the parties have agreed, among other things, that Cascade Microtech will make certain supplemental disclosures related to the proposed merger, all of which are set forth in the supplemental disclosures below (the “Supplemental Disclosures”). The Defendants believe that no further disclosure is required to supplement the Proxy Statement/Prospectus under applicable laws; however, to avoid the risk that the Oregon court may issue an injunction in connection with the Solak lawsuit, which would delay or otherwise adversely affect the completion of the proposed merger, FormFactor and Cascade Microtech decided to make the Supplemental Disclosures.

The Supplemental Disclosures should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. The information contained in this supplement is incorporated by reference into the Proxy Statement/Prospectus. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The parties to the Solak lawsuit have agreed to use their collective best efforts to obtain final approval of the proposed settlement and the dismissal of the Solak litigation with prejudice. Subject to completion of certain confirmatory discovery by counsel to the plaintiff, the Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Cascade Microtech’s shareholders. As stated in the Memorandum of Understanding, if the settlement is finally approved by the Oregon court, the parties anticipate that it will resolve and release all claims in the Solak lawsuit pursuant to terms that will be disclosed to Cascade Microtech shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel in the Solak lawsuit will file a petition in the Oregon court for an award of attorneys’ fees and expenses. Cascade Microtech will pay any attorneys’ fees and expenses awarded by the Oregon court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Oregon court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

This supplemental information should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. The information contained herein is incorporated by reference into the Proxy Statement/Prospectus. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement/Prospectus, the information in this supplement shall supersede or supplement the information in the Proxy Statement/Prospectus. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus, and all page references refer to pages of the Proxy Statement/Prospectus.

The following disclosure is to replace the first full paragraph on page 63 under the heading “Background of the Merger.”

From late February 2015 through the end of April 2015, Cascade Microtech engaged in this process. As part of the process, Stifel reviewed with the Cascade Microtech board of directors and management approximately 60 potential counterparties to consider contacting. The Cascade Microtech board of directors and management, with the advice of Stifel, determined that Stifel should only contact parties that presented the greatest potential for maximizing the value to be realized by Cascade Microtech shareholders in a merger or acquisition transaction, while minimizing the risk that information regarding the process would be leaked by potential buyers. As a result, representatives of Stifel contacted 27 potential strategic buyers, including FormFactor, and four potential financial buyers. Following these contacts, Cascade Microtech’s management team delivered a management presentation, with Stifel representatives in attendance, about Cascade Microtech to six potential buyers, including FormFactor, on separate occasions from late March to early April 2015. The Cascade Microtech board of directors met frequently during this period to receive updates from Stifel representatives and Cascade Microtech’s management team on the status of the process and Cascade Microtech’s engagement with various potential counterparties.

The following disclosure is to be added as a new paragraph following the first full paragraph on page 63 under the heading “Background of the Merger.”

As a result of Stifel’s contact with 31 potential buyers during the period from late February 2015 through the end of April 2015, Cascade Microtech entered into confidentiality agreements with eight potential buyers. All except one of these confidentiality agreements contained a “standstill” provision. Each confidentiality agreement that contained a customary standstill provision provided that the potential buyer would be released from the standstill obligations upon Cascade Microtech entering into an agreement that would result in a change of control. The process conducted during this time frame did not result in any party other than FormFactor submitting an indication of interest or other form of proposal to purchase Cascade Microtech.

The following disclosure is to replace the penultimate paragraph on page 63 under the heading “Background of the Merger.”

On November 11, 2015, at the request of Needham & Company, Mr. Burger met with a representative of Needham & Company at the Cascade Microtech offices in Beaverton, Oregon. Prior to the meeting, the representative of Needham & Company did not communicate a purpose for the meeting to Mr. Burger, but Needham & Company is an investment banking firm active in the semiconductor equipment sector and had in the past occasionally met with and presented to the Cascade Microtech board of directors and management regarding market conditions and other general topics. During that meeting, the Needham & Company representative indicated that FormFactor may have a continued interest in acquiring Cascade Microtech. Mr. Burger indicated that Cascade Microtech would be willing to consider a proposal from FormFactor at a sufficiently compelling price. Mr. Burger consented to the Needham & Company representative sharing that information with FormFactor’s executive management.

The following disclosure is to be added as the last sentence of the carryover paragraph that ends at the top of page 75 under the heading “Cascade Microtech Unaudited Prospective Financial Information.”

The projections included below are identical in all material respects to the projections provided to Cascade Microtech’s board of directors at meetings of the board of directors on January 15, 2016 and February 3, 2016.

The following disclosure is to be added as a footnote to the table at the top of page 76 under the heading “Cascade Microtech Unaudited Prospective Financial Information.”

*	For the year ended December 31, 2016, revenue of $157,838 represented year-over-year growth of 9.6% as compared to revenue of $143,978 for the year ended December 31, 2015. Gross profit margin for the year ended December 31, 2016 was 56.9%.

The following disclosure is to be added as a new paragraph on page 77 immediately before the heading “Opinion of Cascade Microtech’s Financial Advisor” under the heading “Cascade Microtech Unaudited Prospective Financial Information.”

Set forth below are certain additional financial projections for the years ended December 31, 2019 and December 31, 2020, which were reviewed by the Cascade Microtech board of directors at its meeting on February 3, 2016. These projections give effect to a 5% year-over-year growth rate for Cascade Microtech’s revenue and operating expenses for the periods presented, but exclude stock-based compensation, amortization of purchased intangibles and certain non-recurring items in the aggregate amounts of $7.3 million for the year ended December 31, 2019 and $7.7 million for the year ended December 31, 2020.

	Year Ended December 31,
(Dollars in millions, except per share data)	2019(1)	2020(1)
Revenue	$252.2	$264.8
Cost of Sales	113.1	118.8

Gross Profit	139.0	146.0
Operating expenses:
Research and Development	28.1	29.5
Sales, general and administrative	57.1	60.0

Income from operations	53.8	56.4

Other income (expense)	(0.5)	(0.5)
Income before income taxes	53.3	55.9

Income tax expense	16.5	17.3

Net income	$36.8	$38.6

Net income per share:	$2.00	$2.06
Shares used in computing net income per share:	18.4	18.7

(1)	Numbers may not foot due to rounding.

The following disclosure is to be added before the penultimate sentence of the first full paragraph on page 79 under the heading “Opinion of Cascade Microtech’s Financial Advisor.”

At no point between January 1, 2016 and February 3, 2016 did Stifel communicate to the board of directors of Cascade Microtech or Cascade Microtech that it would be unable to render an opinion as to the fairness of the merger consideration to be received by holders of shares of Cascade Microtech common stock from FormFactor in the merger based on the financial forecasts supplied to Stifel by Cascade Microtech’s management.

The following disclosure is to be added after the first full paragraph on page 82 under the heading “Opinion of Cascade Microtech’s Financial Advisor—Cascade Microtech—Selected Public Companies Analysis.”

Stifel also calculated and compared the estimated revenue growth and gross profit margins for calendar year 2016 for Cascade Microtech and the selected companies. The following table sets forth the results indicated by this analysis:

Company	EV / Revenue				EV / EBITDA				P / E				Revenue Growth	Gross Profit Margin
	CY 15		CY 16		CY 15		CY 16		CY 15		CY 16		CY16	CY16
Large/Mid-Cap Semiconductor Equipment
Applied Materials, Inc.	2.0	x	1.9	x	7.8	x	7.3	x	13	x	11	x	3%	43%
FEI Company	2.8	x	2.5	x	10.8	x	9.6	x	17	x	16	x	10%	49%
KLA-Tencor Corporation	4.0	x	3.8	x	12.0	x	10.8	x	18	x	15	x	5%	59%
Lam Research Corporation	1.6	x	1.6	x	6.2	x	5.5	x	10	x	10	x	1%	45%

Small-Cap Semiconductor Equipment
Camtek Ltd.	0.3	x	0.3	x	6.1	x	5.1	x	20	x	13	x	7%	45%
Nanometrics Inc.	1.4	x	1.4	x	12.4	x	8.1	x	35	x	20	x	6%	49%
Nova Measuring Instruments Ltd.	1.2	x	1.1	x	7.0	x	6.5	x	13	x	13	x	7%	54%
Rudolph Technologies Inc.	1.3	x	1.3	x	6.0	x	5.7	x	15	x	14	x	5%	54%
Ultratech, Inc.	1.8	x	1.7	x	15.2	x	4.3	x	N.M.		32	x	8%	46%

Semiconductor Test
Cohu, Inc.	0.8	x	0.7	x	6.9	x	5.5	x	22	x	16	x	4%	35%
FormFactor Inc.	1.0	x	0.9	x	9.0	x	6.8	x	21	x	15	x	11%	36%
Kulick & Soffa Industries, Inc.	0.4	x	0.4	x	4.9	x	3.6	x	18	x	18	x	7%	47%
Teradyne Inc.	1.8	x	1.6	x	6.8	x	5.5	x	14	x	11	x	11%	55%
Xcerra Corporation	0.5	x	0.5	x	7.2	x	5.5	x	21	x	16	x	2%	42%

Broadline Test and Measurement
Danaher Corp.	3.5	x	3.1	x	14.8	x	12.8	x	19	x	17	x	11%	53%
Keysight Technologies, Inc.	1.5	x	1.5	x	7.0	x	6.6	x	9	x	9	x	5%	57%
National Instruments Corporation	2.7	x	2.6	x	14.1	x	13.4	x	27	x	26	x	6%	75%

Note: Data as of February 2, 2016.

The following disclosure is to replace the table on page 83 following the first paragraph under the heading “Opinion of Cascade Microtech’s Financial Advisor—Cascade Microtech—Selected Transactions Analysis.”

Announcement Date	Acquirer	Target	EV / LTM				EV / NTM
			Revenue		EBITDA		Revenue		EBITDA
12/2/15	E-Town Dragon Semiconductor Industry Investment Center	Mattson Technology, Inc.	1.3	x	13.6	x	1.8	x	N.M.
10/21/15	Lam Research Corporation	KLA-Tencor Corporation	4.1	x	13.8	x	4.0	x	12.8	x
6/17/15	Keysight Technologies, Inc.	Anite plc	3.0	x	11.4	x	2.6	x	10.8	x
10/22/14	Amtech Systems, Inc.	BTU International, Inc.	0.6	x	N.M.		0.5	x	11.7	x
4/11/14	Ametek, Inc.	Zygo Corporation	1.8	x	12.5	x	1.6	x	7.9	x
2/4/14	Entegris, Inc.	ATMI, Inc.	2.3	x	9.9	x	2.0	x	7.6	x(1)
8/19/13	Atlas Copco AB	Edwards Group Ltd.	1.6	x	8.2	x	1.3	x	5.6	x(2)
10/17/12	ASML Holding NV	Cymer, Inc.	4.1	x	21.6	x	3.9	x	39.9	x
8/13/12	Tokyo Electron Limited	FSI International, Inc.	1.5	x	11.9	x	1.2	x	7.9	x
5/29/12	Teledyne Technologies Incorporated	LeCroy Corporation	1.5	x	8.2	x	1.4	x	7.7	x
12/14/11	Lam Research Corporation	Novellus Systems, Inc.	2.2	x	8.4	x	2.7	x	14.1	x
5/4/11	Applied Materials, Inc.	Varian Semiconductor Equipment Associates, Inc.	4.0	x	14.1	x	3.5	x	12.2	x
3/28/11	Advantest Corp.	Verigy Ltd.	1.2	x	9.7	x	1.1	x	8.1	x
9/29/10	Danaher Corp.	Keithley Instruments, Inc.	2.7	x	14.4	x	2.6	x	14.3	x
11/16/09	Applied Materials, Inc.	Semitool, Inc.	2.4	x	N.M.		1.7	x	11.4	x
6/3/09	Nikon Corp.	Metris NV	1.9	x	46.0	x	2.0	x	15.1	x
9/1/08	Teradyne Inc.	Eagle Test Systems, Inc.	2.1	x	7.8	x	1.8	x	6.4	x
7/10/08	GSI Group Inc.	Excel Technology Inc.	1.9	x	12.2	x	1.7	x	9.3	x
6/22/08	LTX Corporation	Credence Systems Corporation	0.4	x	3.1	x	0.5	x	7.7	x
6/26/08	Orbotech Ltd.	Photon Dynamics, Inc.	2.3	x	N.M.		1.3	x	8.5	x
2/20/08	KLA-Tencor Corporation	ICOS Vision Systems Corporation NV	4.2	x	40.3	x	2.9	x	13.6	x
12/12/07	Teradyne Inc.	Nextest Systems Corp.	4.3	x	N.M.		2.8	x	16.7	x
12/11/07	Lam Research Corporation	SEZ Group	1.5	x	9.9	x	1.6	x	14.6	x
1/8/07	KLA-Tencor Corporation	Therma-Wave, Inc.	1.0	x	N.M.		0.8	x	21.6	x

(1)	LTM financials for ATMI, Inc. do not include pro forma results for the sale of its LifeScience business.
(2)	Results exclude earn-out payments calculated based on revenue and EBITDA numbers for 2013.

The following disclosure is to be added on page 84 at the end of the first paragraph under the heading “Opinion of Cascade Microtech’s Financial Advisor—Cascade Microtech—Discounted Cash Flow Analysis.”

In performing the discounted cash flow analysis, consistent with its established practice, Stifel treated stock-based compensation as a cash expense. Additionally, Stifel used the unlevered free cash flow projections set forth below for the financial periods indicated. Such free cash flow projections were based upon financial projections and other inputs provided by Cascade Microtech management and are in all respects subject to the same disclaimers, qualifications and cautionary statements as are set forth in “—Cascade Microtech Unaudited Prospective Financial Information” beginning on page 74 of this proxy statement/prospectus.

(Dollars in millions)	Year Ended December 31,
	2016	2017	2018	2019	2020
Unlevered Free Cash Flow	$10.7	$5.6	$16.0	$26.3	$27.5

The following disclosure is to replace the first two sentences of the second paragraph on page 84 under the heading “Opinion of Cascade Microtech’s Financial Advisor—Cascade Microtech—Discounted Cash Flow Analysis.”

Terminal Multiple Method. Stifel first estimated the terminal value of Cascade Microtech’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to Cascade Microtech’s estimated calendar year 2020 EBITDA, which multiples ranged from 6.0x to 12.0x, and were derived from the results of the selected public companies analysis and selected precedent transactions analysis regarding Cascade Microtech as described above, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2020 using Cascade Microtech’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 13.0% to 15.0%, based on Cascade Microtech’s weighted average cost of capital and Stifel’s professional judgment.

The following disclosure is to replace the second sentence of the third paragraph beginning on page 84 under the heading “Opinion of Cascade Microtech’s Financial Advisor—Cascade Microtech—Discounted Cash Flow Analysis.”

Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2020 using Cascade Microtech’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 13.0% to 15.0%, based on Cascade Microtech’s weighted average cost of capital and Stifel’s professional judgment.

The following disclosure is to be added at the top of page 86 under the heading “Opinion of Cascade Microtech’s Financial Advisor—FormFactor—Selected Public Companies Analysis.”

The following table sets forth the multiples of the selected companies indicated by this analysis:

Company	EV / Revenue				EV / EBITDA				P / E
	CY 15		CY 16		CY 15		CY 16		CY 15		CY 16
Large/Mid-Cap Semiconductor Equipment
Applied Materials, Inc.	2.0	x	1.9	x	7.8	x	7.3	x	13	x	11	x
FEI Company	2.8	x	2.5	x	10.8	x	9.6	x	17	x	16	x
KLA-Tencor Corporation	4.0	x	3.8	x	12.0	x	10.8	x	18	x	15	x
Lam Research Corporation	1.6	x	1.6	x	6.2	x	5.5	x	10	x	10	x

Small-Cap Semiconductor Equipment
Camtek Ltd.	0.3	x	0.3	x	6.1	x	5.1	x	20	x	13	x
Nanometrics Inc.	1.4	x	1.4	x	12.4	x	8.1	x	35	x	20	x
Nova Measuring Instruments Ltd.	1.2	x	1.1	x	7.0	x	6.5	x	13	x	13	x
Rudolph Technologies Inc.	1.3	x	1.3	x	6.0	x	5.7	x	15	x	14	x
Ultratech, Inc.	1.8	x	1.7	x	15.2	x	4.3	x	N.M.		32	x

Semiconductor Test
Cascade Microtech Inc.	1.6	x	1.4	x	8.6	x	7.7	x	17	x	16	x
Cohu, Inc.	0.8	x	0.7	x	6.9	x	5.5	x	22	x	16	x
Kulick & Soffa Industries, Inc.	0.4	x	0.4	x	4.9	x	3.6	x	18	x	18	x
Teradyne Inc.	1.8	x	1.6	x	6.8	x	5.5	x	14	x	11	x
Xcerra Corporation	0.5	x	0.5	x	7.2	x	5.5	x	21	x	16	x

Note: Multiple data as of 2/2/16.

The following disclosure is to be added on page 86 at the end of the first paragraph under the heading “Opinion of Cascade Microtech’s Financial Advisor—FormFactor—Discounted Cash Flow Analysis.”

In performing the discounted cash flow analysis, consistent with its established practice, Stifel treated stock-based compensation as a cash expense.

The following disclosure is to replace the first two sentences of the second paragraph beginning on page 86 under the heading “Opinion of Cascade Microtech’s Financial Advisor—FormFactor—Discounted Cash Flow Analysis.”

Terminal Multiple Method. Stifel first estimated the terminal value of FormFactor’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to FormFactor’s estimated calendar year 2018 EBITDA, which multiples ranged from 6.0x to 11.0x, and were derived from the results of the selected public companies analysis regarding FormFactor as described above, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2018 using FormFactor’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.5% to 13.5%, based on FormFactor’s weighted average cost of capital and Stifel’s professional judgment.

The following disclosure is to replace the second sentence of the first full paragraph on page 87 under the heading “Opinion of Cascade Microtech’s Financial Advisor—FormFactor—Discounted Cash Flow Analysis.”

Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2018 using FormFactor’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.5% to 13.5%, based on FormFactor’s weighted average cost of capital and Stifel’s professional judgment.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the proposed merger between FormFactor and Cascade Microtech.

These statements are based on management’s current expectations and beliefs, and are subject to a number of factors and uncertainties, many of which are beyond FormFactor’s and Cascade Microtech’s control, that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about: future financial and operating results; benefits of the transaction to customers, shareholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand customer and partner relationships; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend” and “continue,” the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the timing to consummate the proposed merger; failure of the Cascade Microtech shareholders to approve the proposed merger; the terms and availability of the proposed financing arrangements; the risk that a condition to closing of the merger may not be satisfied; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees, customers and suppliers; the diversion of management time on merger-related issues; changes in FormFactor’s or Cascade Microtech’s future cash requirements, capital requirements, results of operations, financial conditions and/or cash flows; and other factors, including those set forth in the proxy statement/prospectus included in FormFactor’s registration statement on Form S-4 (File No. 333-210549), including Amendments No. 1 and 2 thereto, and in the most current Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed by each of FormFactor and Cascade Microtech with the SEC, under the caption “Risk Factors” and elsewhere. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of FormFactor or Cascade Microtech. Unless required by law, FormFactor and Cascade Microtech are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, FormFactor has filed a registration statement on Form S-4 (File No. 333-210549), including Amendments No. 1 and 2 thereto, which includes a prospectus of FormFactor and contains a proxy statement of Cascade Microtech, and other documents concerning the proposed merger with the SEC. The Registration Statement was declared effective on May 19, 2016 and Cascade Microtech commenced mailing of the Proxy Statement/Prospectus to Cascade Microtech’s shareholders on May 23, 2016. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT

DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FORMFACTOR, CASCADE MICROTECH, AND THE PROPOSED MERGER. Investors and security holders are able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and any other documents filed by FormFactor and Cascade Microtech with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by FormFactor may also be obtained for free by contacting FormFactor Investor Relations by mail at FormFactor Inc., Investor Relations, 7005 Southfront St., Livermore, California 94551, Attention: Investor Relations or by going to FormFactor’s Investor Relations page on its corporate web site at www.formfactor.com, and copies of documents filed with the SEC by Cascade Microtech may also be obtained for free by contacting Cascade Microtech Investor Relations by mail at Cascade Microtech, Inc., 9100 SW Gemini Drive, Beaverton, Oregon 97008, Attention: Investor Relations or by going to Cascade Microtech’s Investor Relations page on its corporate web site at www.CascadeMicrotech.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Registration Statement or the Proxy Statement/Prospectus.

Participants in the Solicitation

Cascade Microtech and FormFactor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Cascade Microtech shareholders with respect to the transactions contemplated by the Merger Agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade Microtech security holders in connection with the proposed merger is set forth in the Registration Statement and the Proxy Statement/Prospectus. Information regarding Cascade Microtech’s executive officers and directors is included in Cascade Microtech’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, and as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 25, 2016. Information regarding FormFactor’s executive officers and directors is included in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015, filed with the SEC on March 4, 2016, its proxy statement for its 2016 annual meeting of shareholders, filed with the SEC on April 6, 2016 and its Current Report on Form 8-K, filed with the SEC on May 23, 2016. Copies of the foregoing documents may be obtained as provided above. Certain executive officers and directors of Cascade Microtech have interests in the transaction that may differ from the interests of Cascade Microtech shareholders generally. These interests are described in the Proxy Statement/Prospectus and other relevant materials filed or to be filed with the SEC when they become available.